Exhibit 99.1

Aradigm Corporation Announces the Dosing of the First Patient in Phase III Study of Pulmaquin in Non-Cystic Fibrosis Bronchiectasis (ORBIT-3)

Aradigm’s Pulmaquin - A Potential New Therapy to Treat an Unmet Medical Need in Patients with Severe Respiratory Disease

Hayward, CA – April 30, 2014 – Aradigm Corporation (OTC BB:ARDM.OB) (“Aradigm” or the “Company”) today announced the dosing of the first patient in the ORBIT-3 (Once-daily Respiratory Bronchiectasis Inhalation Treatment) Phase III pivotal clinical trial of Aradigm’s proprietary formulation of inhaled ciprofloxacin (Pulmaquin®) for the treatment of non-cystic fibrosis bronchiectasis (non-CF BE).

The first patient was dosed by respiratory physician Dr. Douglas Fiedler at Nebraska Pulmonary Specialties, LLC. “I am very pleased to participate in this study to investigate the potential benefits of a new medication for my patients with a chronic debilitating respiratory disease for which we do not have any good evidenced-based treatments yet,” said Dr. Fiedler.

“With our Phase III trials under way now, it is gratifying that many clinicians around the world will be joining our effort to find a treatment for an unmet medical need in patients with the severe condition of non-cystic fibrosis bronchiectasis,” said Juergen Froehlich, MD, Chief Medical Officer of Aradigm.

The Phase III clinical program for Pulmaquin in BE consists of two worldwide, double-blind, placebo-controlled pivotal trials (ORBIT-3 and ORBIT-4) that are identical in design except for a pharmacokinetics sub-study to be conducted in one of the trials. Each trial will enroll approximately 255 patients into a 48 week double blind period consisting of 6 cycles of 28 days on treatment with Pulmaquin or placebo plus 28 days off treatment, followed by a 28 day open label extension in which all participants will receive Pulmaquin (total treatment duration approximately one year). The superiority of Pulmaquin vs. placebo during the double blind period will be evaluated in terms of the time to first pulmonary exacerbation (primary endpoint), while key secondary endpoints include the reduction in the number of pulmonary exacerbations and improvements in the quality of life measures. Lung function will be monitored as a safety indicator.

“The start of the Phase 3 program in non-CF BE is marking the accomplishment of a critical milestone for Aradigm,” said Igor Gonda, President and CEO of Aradigm. “We are grateful for the interest of patients with this disease to participate in this program, as well as for the support that we have been receiving from the COPD Foundation Bronchiectasis Consortium Registry.”

Bronchiectasis is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. Non-CF BE represents an unmet medical need with high morbidity and mortality that affects more than 110,000 people in the U.S. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition.

About Pulmaquin

Ciprofloxacin, available in oral and intravenous formulations, is a widely prescribed antibiotic. It is used to treat acute lung infections and is often preferred because of its broad-spectrum antibacterial activity against various bacteria, such as Pseudomonas aeruginosa. Pulmaquin is a dual release formulation composed of a mixture of liposome encapsulated and unencapsulated ciprofloxacin. It is being evaluated in two Phase III studies to determine its safety and effectiveness as a once-a-day inhaled formulation for the chronic treatment of non-CF BE.

Pulmaquin has been tested in preclinical safety studies (up to 3 months in rodents and 9 months in dogs).

Following Phase 2a development of the liposomal portion of Pulmaquin and phase 1 development of Pulmaquin, the phase 2b study ORBIT-2 with Pulmaquin was a 24-week multicenter, randomized, double-blind, placebo-controlled trial in 42 adult non-CF bronchiectasis subjects. This study demonstrated a significant reduction in P.aeruginosa sputum activity (P =0.002) and a decrease in time to first exacerbation in the per protocol population (p=0.046) and the mITT (p=0.057) populations in the Pulmaquin treated subjects compared to placebo. Overall, the incidence of all treatment emergent adverse events was similar between groups. The most frequently reported treatment related adverse events (reported by > 3 patients in either treatment group) included product taste abnormal and nausea in the Pulmaquin group and wheezing in the placebo group. No serious adverse events were considered treatment related. There were no deaths reported during ORBIT-2.

Aradigm has been granted orphan drug designation for the combination of liposomal ciprofloxacin and free ciprofloxacin for inhalation for the management of bronchiectasis in the U.S.

In 2013, Aradigm granted an exclusive, world-wide license for the Company’s inhaled liposomal ciprofloxacin product candidates for the indication of non-CF BE and other indications to Grifols S.A. More information on the terms of this license may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the prevention and treatment of severe respiratory diseases. Aradigm has product candidates addressing the treatment of non-CF BE, cystic fibrosis and prevention of respiratory and other diseases in tobacco smokers through smoking cessation. Aradigm is also developing Pulmaquin and a liposomal ciprofloxacin formulation as potential medications for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, Q fever and inhaled anthrax.

Aradigm has been granted orphan drug designations for liposomal ciprofloxacin for cystic fibrosis (CF) in the U.S. and the E.U., and liposomal ciprofloxacin and free ciprofloxacin for inhalation for the management of bronchiectasis in the U.S.

Disclaimer and Forward-Looking Statements

The facts and figures contained in this news release which do not refer to historical data are “projections and forward-looking statements’”. The words and expressions like “believe”, “hope”, “anticipate”, “predict”, “expect”, “intend”, “should”, “try to achieve”, “estimate”, “future” and similar expressions, insofar as they are related to Aradigm, the prospects for Aradigm’s inhaled ciprofloxacin product formulations to successfully complete clinical trials and to result in approved products, and the ability of Grifols to successfully commercialize these products, are used to identify projections and forward-looking statements. These expressions with respect to Aradigm reflect the assumptions, hypothesis, expectations and anticipations of the management team of Aradigm at the date of preparation of this news release, which are subject to a number of factors that could make the real results differ considerably, such as the uncertainties associated with clinical trials including lack of effectiveness, lack of statistical significance of results, adverse side effects or other safety issues, uncertainties regarding the process of obtaining regulatory approval for the sale of new drugs, uncertainties concerning the development of demand for new products, uncertainties regarding the level of reimbursement for new products, manufacturing and supply issues and the like.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties detailed from time to time in Aradigm’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014, and Aradigm’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Aradigm Chief Financial Officer, 510-265-8800